Exhibit 99.1

For Release at 1:05 p.m., PST on 2/5/15

Iteris Reports Fiscal Third Quarter 2015 Results

- Sixth Consecutive Quarter of Double-Digit year-over-year Growth in Roadway Sensors Revenues -

SANTA ANA, Calif. — February 5, 2015 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management and weather information solutions, reported financial results for its fiscal third quarter ended December 31, 2014.

Fiscal Q3 2015 Highlights

•                  Total revenues up 6% YOY to $17.5 million

•                  Roadway Sensors revenues up 10% YOY to $8.1 million

•                  Transportation Systems revenues up 4% YOY to $7.8 million

•                  Transportation Systems added $7.6 million in new backlog bringing the fiscal 2015 YTD new backlog to $27.3 million, compared to $21.3 million in fiscal 2014 YTD, up 28%

•                  iPerform introduced ClearAg™ Prime, offering customers soil moisture content and agronomy information

Fiscal Q3 2015 Financial Results

Total revenues in the third quarter of fiscal 2015 increased 6% to $17.5 million compared to $16.5 million in the same quarter a year ago. The increase was primarily driven by a 10% increase in Roadway Sensors and a 4% increase in Transportation Systems.

The increase in Roadway Sensors revenues was primarily attributable to the success of various growth strategies, including increases in our distribution of certain third party products for the intersection market, and higher unit sales of key products in our Vantage detection line. The increase in Transportation Systems revenues was primarily attributed to the execution of our growth plans, resulting in strong backlog growth.

Gross margin in the third quarter of fiscal 2015 increased 170 basis points to 39.1% compared to 37.4% in the same quarter a year ago. The increase in gross margin was primarily due to an increase in Transportation Systems gross margins, largely due to higher labor content and the timing of revenue recognition on certain projects. The increase in gross margins was also attributable to higher Roadway Sensors product sales, enjoying higher gross margins than our other business segments. Roadway Sensors Sales increased to 46% of total company sales, compared to 44% in the same quarter a year ago.

Operating expenses in the third quarter of 2015 increased to $7.5 million compared to $5.9 million in the year-ago quarter. The increase was primarily due to planned investments in headcount, product development, and sales and marketing expenses in iPerform. To a lesser extent, the increase was also attributable to professional services to complete the company’s first and second fiscal quarter financial statement reviews and to further improve internal controls and processes.

Operating loss in the third quarter was $593,000 compared to operating income of $309,000 in the year-ago quarter. The company continues to utilize the profits from Roadway Sensors and Transportation Systems to fund the planned investments in iPerform. Net loss in the third quarter was $98,000 or $0.00 per share, compared to net income of $238,000 or $0.01 per share in the same quarter a year ago. The decrease in net income was primarily due to the previously mentioned investments in iPerform and related increase in operating expenses.

On November 6, 2014, our board of directors approved a $3.0 million increase to the company’s existing stock repurchase program, bringing total available funds to approximately $3.1 million. Since implementing a series of stock repurchase programs beginning in August 2011, the company has repurchased approximately 2.6 million shares for an aggregate purchase price of approximately $4.2 million.

Total backlog at the end of the third quarter of fiscal 2015 was $40.0 million, compared to $36.8 million in the year-ago quarter. The increase in backlog was primarily due to our growth initiatives in our Transportation Systems segment. Backlog at December 31, 2014 was comprised of $32.0 million from Transportation Systems, $3.7 million from Roadway Sensors and $4.3 million from iPerform.

Management Commentary

“Our core Roadway Sensors business continued its momentum into the third quarter of fiscal 2015 with the sixth consecutive quarter of double-digit year-over year revenue growth,” noted Abbas Mohaddes, president and CEO of Iteris. “Similar to prior quarters, the distributions of third party products for the intersection market, and the expanded domestic sales of Vantage products, have been significant growth drivers for the Roadway Sensors business. In our Transportation Systems business, we followed last quarters ‘strong increase in backlog with another $7.6 million in new contracts for a total of $27.3 million added backlog in fiscal 2015, revealing the underlying strength in this segment.”

“Our new iPerform ClearAg products also continued to gain positive market reaction, led by the launch of ClearAg Prime in December 2014. iPerform’ s product adoption is further reflected by our recently announced partnership with BASF, the world’s leading chemical company, to provide our field level predictive weather information solutions.”

“We remain optimistic about the growth opportunity presented in the precision agriculture marketplace,” continued Mohaddes. “Similar to BASF, we expect to convert more prospects into paying clients in fiscal 2015. We also remain committed to continue growing our profitable core business segments and plan to maintain our strategy of self-funding the strategic investments and deployment of iPerform in the near future.”

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its fiscal third quarter 2015 results.

Iteris’ CEO Abbas Mohaddes and Interim CFO Craig Christensen will host the call, followed by a question and answer period.

Date: Thursday, February 5, 2015

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-401-4668

International dial-in number: 1-719-325-2469

Conference ID: 3191239

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through February 19, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 3191239

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic and weather analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, hyper-local weather solutions and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and abroad. For more information, please call 1-888-329-4483 or visit www.iteris.com. Also visit us on Facebook, Twitter, and YouTube.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the company’s future performance and operating results, including our future profitability and cash flow from operations, our expected growth opportunities, and the market demand for and acceptance of our products, technologies and services. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; our ability to successfully develop, market and sell software-based solutions, including our iPeMS®, ClearPath Weather®, and ClearAg™ software solutions; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; the availability of components used in the manufacture of certain of our products; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services; our ability to control costs; the impact of federal, state, and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2014	2014
	(unaudited)
ASSETS:
Cash	$21,076	$20,414
Trade accounts receivable, net	11,008	12,349
Costs and estimated earnings in excess of billings on uncompleted contracts	5,153	5,813
Inventories	2,773	2,546
Prepaid expenses and other current assets	1,610	1,275
Current portion of deferred income taxes	1,429	1,429
Total current assets	43,049	43,826

Property and equipment, net	2,013	1,546
Long-term portion of deferred income taxes	6,596	6,112
Goodwill	17,318	17,318
Intangible and other assets, net	1,333	1,805
Total assets	$70,309	$70,607

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$10,271	$11,527
Billings in excess of costs and estimated earnings on uncompleted contracts	2,065	1,391
Total current liabilities	12,336	12,918
Long-term liabilities	1,106	199
Total liabilities	13,442	13,117
Stockholders’ equity	56,867	57,490
Total liabilities and stockholders’ equity	$70,309	$70,607

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Total revenues	$17,540	$16,548	$54,206	$50,605
Cost of revenues	10,678	10,356	33,238	30,775
Gross profit	6,862	6,192	20,968	19,830

Operating expenses:
Selling, general and administrative	5,734	4,632	17,642	14,528
Research and development	1,618	1,085	3,984	2,818
Amortization of intangible assets	102	161	341	483
Change in fair value of contingentacquisition consideration	1	5	9	21
Total operating expenses	7,455	5,883	21,976	17,850
Operating (loss) income	(593)	309	(1,008)	1,980
Non-operating income (expense):
Other (expense) income, net	(8)	(3)	(11)	6
Interest income, net	6	8	2	—
(Loss) income from continuing operations before income taxes	(595)	314	(1,017)	1,986
Benefit (provision) for income taxes	441	(86)	562	(667)
(Loss) income from continuing operations	(154)	228	(455)	1,319
Gain on sale of discontinued operation, net of tax	56	10	151	40
Net (loss) income	$(98)	$238	$(304)	$1,359

(Loss) income per share from continuing operations — basic and diluted	$(0.00)	$0.01	$(0.01)	$0.04
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.00	$0.00	0.00
Net (loss) income per share - basic and diluted	$(0.00)	$0.01	$(0.01)	$0.04

Shares used in basic per share calculations	32,568	32,734	32,603	32,628
Shares used in diluted per share calculations	32,568	32,897	32,603	32,826

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended December 31, 2014
Total revenues	$8,112	$7,796	$1,632	$17,540

Segment operating income (loss)	$1,053	$1,381	$(1,455)	$979
Corporate and other income (expense), net				(1,469)
Amortization of intangible assets				(102)
Change in fair value of contingent acquisition consideration				(1)
Operating loss				$(593)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended December 31, 2013
Total revenues	$7,348	$7,505	$1,695	$16,548

Segment operating income (loss)	$1,336	$692	$(414)	$1,614
Corporate and other income (expense), net				(1,139)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(5)
Operating income				$309

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Nine Months Ended December 31, 2014
Total revenues	$27,328	$22,745	$4,133	$54,206

Segment operating income (loss)	$4,972	$3,202	$(3,344)	$4,830
Corporate and other income (expense), net				(5,488)
Amortization of intangible assets				(341)
Change in fair value of contingent acquisition consideration				(9)
Operating loss				$(1,008)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Nine Months Ended December 31, 2013
Total revenues	$23,654	$22,661	$4,290	$50,605

Segment operating income (loss)	$4,506	$2,721	$(923)	$6,304
Corporate and other income (expense), net				(3,820)
Amortization of intangible assets				(483)
Change in fair value of contingent acquisition consideration				(21)
Operating income				$1,980